                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 7 to the Registration Statement on Form S-6 of our report dated February 3, 1997, except as to Notes 1 and 2 which are as of February 19, 1997 relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated March 26, 1997 relating to the financial statements of the Inheiritage Account of First Allmerica Financial Life Insurance Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
February 9, 1998